News Release	Exhibit 99

Rockwell Automation Elects Robert Soderbery to Board of Directors

MILWAUKEE – Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and digital transformation, announced today that Robert Soderbery was elected to its board of directors effective Feb. 2, 2022. Soderbery is currently executive vice president and general manager, Flash Business Unit, at Western Digital.

“Rob brings over 30 years of experience in the tech industry and will be a terrific addition to the Rockwell Automation board of directors,” said Blake Moret, chairman and chief executive officer of Rockwell Automation. “His deep technology background, product management expertise, and understanding of global customers will be a great complement to the diverse talents of our strong board.”

In his role at Western Digital, Soderbery is responsible for all aspects of the $10 billion flash memory business, serving cloud, client computing, and consumer market segments. Prior to that, he served as president of UpLift, Inc., a fintech company, where he was responsible for building a cloud-based payments and lending platform enabling consumer financing on major merchant platforms.

Soderbery previously served as senior vice president and general manager, Enterprise Products, at Cisco Systems. While at Cisco, he was responsible for IoT software and hardware solutions, the introduction of the CiscoONE software architecture, and acquisition of the Meraki cloud networking platform. Prior to Cisco, Soderbery advanced through a series of leadership roles at Symantec Corporation.

Soderbery holds a Master of Science in computer science from Stanford University and a Bachelor of Science in electrical engineering from Caltech.

About Rockwell Automation

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 24,500 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing the Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

Media Contact:

Marci Pelzer

Director, External Communications

+1 414-553-4661

MPelzer@rockwellautomation.com